Exhibit 10.11

REXFORD INDUSTRIAL REALTY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Effective as of October 1, 2014)

This Rexford Industrial Realty, Inc. (the “Company”) Non-Employee Director Compensation Program (the “Program”) for the Company’s non-employee directors (the “Directors”) is effective as of October 1, 2014, and amends and replaces in its entirety the Program approved by the Board of Directors (the “Board”) effective as of August 4, 2014. Capitalized terms not otherwise defined herein are as defined in the Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P. 2013 Incentive Award Plan (the “Plan”).

Cash Compensation

Annual Retainers:

Effective October 1, 2014, our Directors are entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service (replacing the prior retainers):

Director:	$40,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$15,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Lead Independent Director:	$25,000

The Chairman of the Board shall receive an annual retainer of $250,000 (pro-rated for any partial year of service) in lieu of the $40,000 annual retainer payable to Directors.

Meeting Fees:

Effective October 1, 2014, other than the Chairman of the Board, all of our Directors are entitled to receive meeting fees for attendance at Board or Committee meetings in the following amounts:

In-Person:	$2,000
Telephonic:	$2,000

For purposes of the meeting fees described in this Program, a “meeting” shall be defined to include a regular or special meeting of the Board or a Committee, with notice of the time and place of the meeting having been duly given or waived.

All annual retainers and meeting fees will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter.

Equity Compensation

IPO Restricted Stock Grant:

Each Director who served at the Company’s initial public offering (“IPO”), other than the Chairman of the Board, was granted Restricted Stock with a value of $40,000 on the date of the closing of the IPO (the “IPO Grant”). The IPO Grant vests in substantially equal one-third installments on the first, second and third anniversaries of the closing of the IPO, subject to continued service.

Initial Restricted Stock Grant:

Each Director who is initially elected to serve on the Board after the IPO shall automatically be granted on the date of such initial election or appointment Restricted Stock with a value equal to $40,000; provided, that if such initial election or appointment does not occur at an annual meeting of the Company’s stockholders, the value of the Restricted Stock grant will equal the product of (i) $40,000 multiplied by (ii) a fraction, the numerator of which equals the number of full calendar months from the date of such election or appointment through the first anniversary of the most recent annual meeting of the Company’s stockholders (or the IPO, if no such annual meeting has yet occurred) and the denominator of which equals twelve (the “Initial Grant”).

The Initial Grant shall vest in full on the earlier of (i) the date of the annual meeting of the Company’s stockholders next following the grant date (it being understood that the Initial Grant shall vest on the date of such annual meeting whether or not the Director is re-elected at such meeting, so long as the Director serves through such meeting) and (ii) the first anniversary of the grant date, subject in each case to continued service.

Annual Restricted Stock Grant:

Each Director serving on the Board as of the date of each annual meeting of stockholders and who is re-elected for another year of service as a Director at such annual meeting shall automatically be granted Restricted Stock with a value of $50,000 on the date of the applicable annual meeting (the “Annual Grant”).

Each Annual Grant will vest in full on the earlier of (i) the date of the annual meeting next following the grant date (it being understood that the Annual Grant shall vest on the date of such annual meeting whether or not the Director is re-elected, so long as the Director serves through such meeting) and (ii) the first anniversary of the grant date, subject to continued service.

Miscellaneous

For purposes of determining the number of shares subject to each IPO Grant, each Initial Grant and each Annual Grant, (i) in the case of an IPO Grant, the dollar value of such grant was divided by the IPO price per share of Common Stock, and (ii) in the case of an Initial Grant or an Annual Grant, the dollar value of such grant shall be divided by the Common Stock closing price on the date of such grant, in each case rounded up to the nearest whole share of Common Stock.

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock hereby are subject in all respects to the terms of such Plan (as applicable). The grant of any Restricted Stock under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Amendment, Modification and Termination

This Program may be amended, modified or terminated on a prospective basis by the Board in the future at its sole discretion.

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